UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 22, 2009 (September 17, 2009)

BJ’s Wholesale Club, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13143	04-3360747
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mercer Road, Natick, Massachusetts	01760
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 651-7400

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2009, the Board of Directors voted to expand the number of directors that constitute the board from nine to ten and elected Leonard A. Schlesinger as a member of the Board of Directors of the Company, effective September 17, 2009, to serve until the 2010 Annual Meeting of Stockholders. Mr. Schlesinger’s election was recommended by the Corporate Governance Committee.

Mr. Schlesinger has been appointed to the recently formed Information Technology Committee of the board, the other members of which are Christine Cournoyer (Chair), Edmond J. English and Laura J. Sen.

There is no arrangement or understanding between Mr. Schlesinger and any other person pursuant to which he was selected to become a member of the board, nor are there any transactions between Mr. Schlesinger and the Company or any subsidiary of the Company that are reportable under Item 404(a) of Regulation S-K.

Mr. Schlesinger will receive compensation for his service as a non-employee director as described in Exhibit 10.15 to the Company’s Form 10-K for the fiscal year ended January 31, 2009, which description is incorporated herein by reference. As part of such compensation, on September 17, 2009, Mr. Schlesinger was granted (i) options to purchase 10,000 shares of the Company’s common stock, which shares vest on a cumulative basis as to one-third of the shares on the first day of the month of each of the first three anniversaries of the date of grant and, (ii) in lieu of an annual stock option grant, 1467 shares of restricted stock, which restrictions will lapse 100% on May 24, 2010, or, if earlier, the date of the Company’s 2010 annual meeting of stockholders, subject to continued service as a director of the Company through the date of vesting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ’s WHOLESALE CLUB, INC.

Date: September 22, 2009	By:	/s/ Lon F. Povich
Lon F. Povich
Executive Vice President, General Counsel